                                                                                                             Exhibit 99(e)

                                New Orleans Public Service Inc.
                  Computation of Ratios of Earnings to Fixed Charges and
            Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                              Twelve Months Ended
                                                                                  December 31,                        June 31,
                                                             1989         1990        1991       1992        1993       1994
                                                                    (In Thousands, Except for Ratios)
Fixed charges, as defined:
  Interest on mortgage bonds                                $24,472     $24,472     $23,865     $22,934     $19,478    $17,540
  Interest on notes payable                                      --          --          --          --          --         82
  Other interest charges                                      2,422         831         793       1,714       1,016      1,033
  Amortization of expense and premium on debt-net(cr)           579         579         565         576         598        697
  Interest applicable to rentals                                603         160         517         444         544        736
                                                            ------------------------------------------------------------------

Total fixed charges, as defined                              28,076      26,042      25,740      25,668      21,636     20,088

Preferred dividends, as defined (a)                           4,633       4,020       3,582       3,214       2,952      2,861
                                                            ------------------------------------------------------------------
Combined fixed charges and preferred dividends, as defined  $32,709     $30,062     $29,322     $28,882     $24,588    $22,949
                                                            ==================================================================


Earnings as defined:

  Net Income                                                $14,464     $27,542     $74,699     $26,424     $47,709    $35,690
  Add:
    Provision for income taxes:
      Federal and State                                         848         134       8,885      16,575      27,479     37,993
    Deferred Federal and State - net                          9,296      17,370      36,947        (340)      5,203    (11,149)
    Investment tax credit adjustment - net                      444         (75)       (591)       (170)       (744)      (726)
    Fixed charges as above                                   28,076      26,042      25,740      25,668      21,636     20,088
                                                            ------------------------------------------------------------------

Total earnings, as defined                                  $53,128     $71,013    $145,680     $68,157    $101,283    $81,896
                                                            ==================================================================

Ratio of earnings to fixed charges, as defined                 1.89        2.73        5.66        2.66        4.68       4.08
                                                            ==================================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.62        2.36        4.97        2.36        4.12       3.57
                                                            ==================================================================

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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the twelve months ended December 31, 1991 include the $90 million effect of the 1991 NOPSI Settlement.